Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CALL

July 16, 2003	Investors:	Robert A. Brvenik
President and Chief Financial Officer
(410) 234-1750

	Media:	Steven A. Sless
Director - Public Relations
(410) 234-8333

PRIME RETAIL, INC.
ANNOUNCES COMMUNICATIONS FROM SERIES A PREFERRED
SHAREHOLDERS OBJECTING TO PROPOSED ALLOCATION

BALTIMORE — Prime Retail, Inc. (the “Company’’) (OTC Bulletin Board: PMRE, PMREP, PMREO) announced today that two shareholders of the Company that collectively own approximately 32% of the outstanding shares of Series A Preferred Stock have objected to the allocation of consideration proposed by the Company in connection with the previously announced merger between the Company and an affiliate of The Lightstone Group, LLC.

In separate communications, Merrill Lynch & Co., Inc., which owns 511,572 shares, or approximately 22%, of the outstanding Series A Preferred Stock, and Fortress Investment Trust II, which owns 230,000 shares, or approximately 10%, of such stock, have indicated that the proposed allocation of $16.25 per share of Series A Preferred Stock is inadequate.  As previously announced, shareholder approval of the transaction with Lightstone requires the affirmative vote of the holders of 66 2/3% of the Company’s outstanding Series A Preferred Stock and Series B Preferred Stock, each voting separately as a class, as well as the approval of the holders of a majority of the Company’s Common Stock voting to approve the transaction and an amendment to the Company’s charter.

In response to these communications, the Company, together with its legal and financial advisors, expects to engage in discussions with Merrill Lynch and Fortress concerning the transaction and the proposed allocation.  There can be no assurances as to the timing, nature or outcome of these discussions which may include other shareholders of the Company.  Although under the terms of the merger agreement with Lightstone the Company has reserved the right to modify, at its discretion, the allocation of consideration among the various classes of shareholders until the mailing of definitive proxy materials, any such modification would be subject to approval of the special committee of independent directors established in connection with the transaction.

Prime Retail is a self-administered, self-managed real estate investment trust engaged in the ownership, leasing, marketing and management of outlet centers throughout the United States.  Prime Retail currently owns and/or manages 37 outlet centers totaling approximately 10.4 million square feet of GLA.  Prime Retail also owns 154,000 square feet of office space.  Prime Retail has been an owner, operator and a developer of outlet centers since 1988. For additional information, visit Prime Retail’s website at www.primeretail.com.

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